Exhibit 99.1

AMAZON.COM ANNOUNCES 76% FREE CASH FLOW GROWTH AND 29% SALES GROWTH - EXPECTS

RECORD HOLIDAY SEASON WITH EXPANDED SELECTION, LOWER PRICES, AND FREE SHIPPING

SEATTLE—(BUSINESS WIRE)—October 21, 2004—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2004.

Operating cash flow was $490 million for the trailing twelve months, compared with $284 million for the trailing twelve months ended September 30, 2003. Free cash flow grew 76% to $420 million for the trailing twelve months, compared with $239 million for the 2003 period.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 434 million at September 30, 2004, compared with 433 million a year ago.

Net sales were $1.46 billion in the third quarter, compared with $1.13 billion in third quarter 2003, an increase of 29%. Net sales, excluding the $57 million benefit from changes in foreign exchange rates, grew 24% compared with 2003.

Operating income was $81 million in the third quarter, compared with $52 million in third quarter 2003. Consolidated segment operating income grew 29% to $95 million in the third quarter, compared with $74 million in the third quarter 2003. Excluding the $4 million benefit from changes in foreign exchange rates, consolidated segment operating income grew 23% compared with third quarter 2003.

Net income was $54 million in the third quarter, or $0.13 per diluted share, compared with net income of $16 million, or $0.04 per diluted share, in third quarter 2003. Pro forma net income in the third quarter grew 52% to $73 million, or $0.17 per diluted share, compared with $48 million, or $0.11 per diluted share, in third quarter 2003.

“Our decision to put dollars into lower prices and free shipping instead of TV advertising continues to be embraced by customers,” said Jeff Bezos, founder and CEO of Amazon.com. “Customer adoption of free shipping hit another record high this quarter.”

Amazon.com continues to lower shipping and product prices for its worldwide customers. Customers shopping at www.amazon.co.uk now qualify for free shipping on orders of £19 or more, down from the prior threshold of £25.

See “Financial Measures” for additional information.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $816 million, up 15% compared with third quarter 2003. Segment operating income declined $5 million to $57 million, compared with third quarter 2003. Increased adoption of free shipping contributed to an increase of $7 million in net shipping loss compared with the third quarter of 2003.

•	International segment sales, representing the Company’s U.K., German, French, Japanese, and Chinese sites, were $646 million, up 52% compared with third quarter 2003, and accounted for 44% of worldwide net sales. Excluding the benefit from exchange rates, net sales growth was 39%. Segment operating income grew $26 million to $38 million, compared with third quarter 2003.

•	Electronics & Other General Merchandise sales grew 55% to $1.47 billion for the trailing twelve months, representing 23% of worldwide net sales. For the first time, North America Electronics & Other General Merchandise sales were over $1 billion on a trailing-twelve-month basis.

•	A9.com, a subsidiary of Amazon.com, launched a search engine at www.a9.com, to make Internet search more effective. The “search engine with a memory” helps users manage and organize their search results, and discover additional information sources such as the Internet Movie Database and Amazon.com’s Search Inside the Book results.

•	Star Wars Trilogy was the top-selling DVD worldwide, and the U.K. site received a record 85,000 pre-orders.

•	The Company introduced Toy stores at both its German and Japanese websites. Customers now have their choice of over 20,000 toys, games, and hobby products, and enjoy discounts up to 30%.

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•	Amazon Web Services released Amazon E-Commerce Service 4.0 (ECS 4.0), offering software developers and website owners unprecedented access to Amazon’s technology platform and product data. Additionally, the Alexa Web Information Service (AWIS) gives first-ever access to the vast database of website information and usage data compiled by Alexa Internet (www.alexa.com). Access to both ECS 4.0 and AWIS is available at www.amazon.com/webservices, where over 65,000 individuals have registered and downloaded the free Amazon Web Services Software Developers Kit.

•	Amazon.com’s second U.K. fulfillment center in Scotland is fully operational and prepared to help meet holiday demand from European customers.

•	The Company acquired Joyo.com Limited, a British Virgin Islands Company, which operates the Joyo.com website in cooperation with Chinese subsidiaries and affiliates. The Joyo.com website is the largest online retailer of books, music, and videos in China, and is Amazon.com’s seventh global website.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of October 21, 2004. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Fourth Quarter 2004 Guidance

•	Net sales are expected to be between $2.295 billion and $2.545 billion, or grow between 18% and 31%, compared with fourth quarter 2003.

•	Consolidated segment operating income is expected to be between $162 million and $222 million, or grow between 6% and 45%, compared with fourth quarter 2003.

•	Operating income is expected to be between $137 million and $197 million, assuming, among other things, that the Company does not record any further revisions to its restructuring-related estimates and that the closing price of Amazon.com common stock on December 31, 2004, is identical to the closing price of $40.86 on September 30, 2004.

Full Year 2004 Guidance

•	Net sales are expected to be between $6.675 billion and $6.925 billion, or grow between 27% and 32%, compared with 2003.

•	Consolidated segment operating income is expected to be between $475 million and $535 million, or grow between 31% and 48%, compared with 2003.

•	Operating income is expected to be between $415 million and $475 million, assuming, among other things, that the Company does not record any further revisions to its restructuring-related estimates and that the closing price of Amazon.com common stock on December 31, 2004, is identical to the closing price of $40.86 on September 30, 2004.

Full Year 2005 Expectations

•	Net sales are expected to be between $7.40 billion and $8.15 billion.

•	Consolidated segment operating income is expected to be between $500 million and $625 million.

•	Operating income is expected to be between $400 million and $525 million, excluding any impact from SFAS No. 123R, and assuming, among other things, that the Company does not record any further revisions to its restructuring-related estimates and that the closing price of Amazon.com common stock on December 31, 2005, is identical to the closing price of $40.86 on September 30, 2004.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available at least through December 31, 2004, at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments; the mix of products sold to customers; the mix of net sales derived from products as compared with services; competition; management of growth; potential fluctuations in operating results; fulfillment center optimization; risks of inventory management; seasonality; the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions; international growth and expansion; and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant amount of indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings

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with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, and all subsequent filings.

Financial Measures

The following measures are defined by the Securities and Exchange Commission as non-GAAP financial measures.

Free Cash Flow

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development. A tabular reconciliation of differences from the comparable GAAP measure—operating cash flow—is included in the attached “Supplemental Financial Information and Business Metrics.”

Consolidated Segment Operating Income

Consolidated segment operating income is the sum of segment operating income of our individual segments and excludes the following line items on the Company’s statements of operations:

•	Stock-based compensation and

•	Other operating expense (income).

A tabular reconciliation of differences from the comparable GAAP measure—operating income—is included in the attached “Pro Forma Statements of Operations.”

Pro Forma Net Income

Pro forma net income excludes the following line items on the Company’s statements of operations:

•	Stock-based compensation,

•	Other operating expense (income), and

•	Remeasurements and other.

A tabular reconciliation of differences from the comparable GAAP measure—net income (loss)—is included in the attached “Pro Forma Statements of Operations.”

For additional information regarding these non-GAAP financial measures, see Exhibit 99.2 to our Form 8-K filed contemporaneously with the issuance of this release.

About Amazon.com

Amazon.com (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer customers the lowest possible prices. Amazon.com and third-party sellers offer millions of unique new, refurbished, and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon.com and its affiliates operate seven websites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

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AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2004	2003	2004	2003	2004
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$641,728	$701,150	$738,254	$1,102,273	$327,564	$666,418
OPERATING ACTIVITIES:
Net income (loss)	15,563	54,147	(37,872)	241,763	(35,221)	314,917
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	18,338	19,083	57,091	54,893	76,955	73,360
Stock-based compensation	20,936	9,274	72,712	38,073	108,392	53,112
Other operating expense (income)	786	4,505	2,611	(3,187)	4,624	(3,046)
Losses (gains) on sales of marketable securities, net	(141)	220	(9,393)	(790)	(11,260)	(995)
Remeasurements and other	11,142	5,441	93,592	(31,221)	134,888	5,284
Non-cash interest expense and other	1,343	1,140	12,752	3,402	19,902	3,568
Changes in operating assets and liabilities:
Inventories	(62,147)	(69,626)	(34,001)	(61,172)	(82,369)	(103,957)
Accounts receivable, net and other current assets	(14,844)	(22,868)	18,303	(15,842)	16,775	(33,840)
Accounts payable	49,535	95,529	(131,584)	(137,853)	131,254	161,463
Accrued expenses and other current liabilities	(5,109)	8,668	(99,312)	(58,240)	(57,366)	15,332
Additions to unearned revenue	29,932	33,707	78,652	84,469	98,415	107,458
Amortization of previously unearned revenue	(27,816)	(27,029)	(85,719)	(76,154)	(123,444)	(102,175)
Interest payable	(701)	4,454	(26,773)	(29,148)	2,093	(525)

Net cash provided by (used in) operating activities	36,817	116,645	(88,941)	8,993	283,638	489,956
INVESTING ACTIVITIES:
Sales and maturities of marketable securities and other investments	21,988	395,087	581,011	1,007,411	733,768	1,239,584
Purchases of marketable securities	(71,880)	(380,651)	(414,194)	(1,136,032)	(587,714)	(1,257,480)
Purchases of fixed assets, including internal-use software and website development	(15,192)	(28,722)	(28,727)	(52,378)	(44,243)	(69,614)
Proceeds from sale of subsidiary and other	5,072	—	5,072	—	5,072	—
Acquisition, net of cash acquired	—	(71,195)	—	(71,195)	—	(71,195)

Net cash provided by (used in) investing activities	(60,012)	(85,481)	143,162	(252,194)	106,883	(158,705)
FINANCING ACTIVITIES:
Proceeds from exercises of stock options and other	41,235	7,727	132,832	42,618	198,208	73,108
Repayments of long-term debt, capital lease obligations, and other	(3,437)	(550)	(287,576)	(156,842)	(290,250)	(364,574)

Net cash provided by (used in) financing activities	37,798	7,177	(154,744)	(114,224)	(92,042)	(291,466)
Foreign-currency effect on cash and cash equivalents	10,087	6,117	28,687	760	40,375	39,405

Net increase (decrease) in cash and cash equivalents	24,690	44,458	(71,836)	(356,665)	338,854	79,190

CASH AND CASH EQUIVALENTS, END OF PERIOD	$666,418	$745,608	$666,418	$745,608	$666,418	$745,608

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases and other financing arrangements	$1,572	$135	$2,648	$658	$3,374	$687
Cash paid for interest	30,019	21,497	116,835	107,565	117,477	110,677
Cash paid for income taxes	1,019	1,651	1,628	2,659	1,613	2,856

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net sales	$1,134,456	$1,462,475	$3,317,927	$4,380,165
Cost of sales	848,635	1,106,824	2,487,596	3,322,634

Gross profit	285,821	355,651	830,331	1,057,531
Operating expenses:
Fulfillment	107,057	135,521	318,217	385,943
Marketing	28,943	34,347	82,496	99,822
Technology and content	53,775	64,823	155,998	178,374
General and administrative	22,393	25,907	65,318	80,523
Stock-based compensation (1)	20,936	9,274	72,712	38,073
Other operating expense (income)	786	4,505	2,611	(3,187)

Total operating expenses	233,890	274,377	697,352	779,548

Income from operations	51,931	81,274	132,979	277,983
Interest income	4,324	7,553	16,625	18,419
Interest expense	(29,802)	(26,307)	(100,680)	(80,093)
Other income (expense), net	252	(2,932)	6,796	(5,767)
Remeasurements and other	(11,142)	(5,441)	(93,592)	31,221

Total non-operating expense, net	(36,368)	(27,127)	(170,851)	(36,220)

Net income (loss)	$15,563	$54,147	$(37,872)	$241,763

Basic earnings (loss) per share	$0.04	$0.13	$(0.10)	$0.60

Diluted earnings (loss) per share	$0.04	$0.13	$(0.10)	$0.57

Weighted average shares used in computation of earnings (loss) per share:
Basic	397,912	406,647	393,477	405,153

Diluted	422,802	424,777	393,477	423,924

(1) Components of stock-based compensation:
Fulfillment	$4,374	$2,001	$16,221	$6,294
Marketing	1,582	67	4,167	2,770
Technology and content	12,013	4,408	39,807	20,541
General and administrative	2,967	2,798	12,517	8,468

	$20,936	$9,274	$72,712	$38,073

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Pro Forma Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2003			Three Months Ended September 30, 2004
	As Reported (1)	Adjustments	Pro Forma	As Reported (1)	Adjustments	Pro Forma
Net sales	$1,134,456	$—	$1,134,456	$1,462,475	$—	$1,462,475
Cost of sales	848,635	—	848,635	1,106,824	—	1,106,824

Gross profit	285,821	—	285,821	355,651	—	355,651
Operating expenses:
Fulfillment	107,057	—	107,057	135,521	—	135,521
Marketing	28,943	—	28,943	34,347	—	34,347
Technology and content	53,775	—	53,775	64,823	—	64,823
General and administrative	22,393	—	22,393	25,907	—	25,907
Stock-based compensation	20,936	(20,936)	—	9,274	(9,274)	—
Other operating expense	786	(786)	—	4,505	(4,505)	—

Total operating expenses	233,890	(21,722)	212,168	274,377	(13,779)	260,598

Income from operations	51,931	21,722	73,653 (2)	81,274	13,779	95,053 (2)
Interest income	4,324	—	4,324	7,553	—	7,553
Interest expense	(29,802)	—	(29,802)	(26,307)	—	(26,307)
Other income (expense), net	252	—	252	(2,932)	—	(2,932)
Remeasurements and other	(11,142)	11,142	—	(5,441)	5,441	—

Total non-operating expense, net	(36,368)	11,142	(25,226)	(27,127)	5,441	(21,686)

Net income	$15,563	$32,864	$48,427	$54,147	$19,220	$73,367

Basic earnings per share	$0.04	$0.08	$0.12	$0.13	$0.05	$0.18

Diluted earnings per share	$0.04	$0.07	$0.11	$0.13	$0.04	$0.17

Weighted average shares used in computation of earnings per share:
Basic	397,912		397,912	406,647		406,647

Diluted	422,802		422,802	424,777		424,777

Net cash provided by operating activities			$36,817			$116,645
Purchases of fixed assets, including internal-use software and website development			(15,192)			(28,722)

Free cash flow			$21,625			$87,923

Net cash used in investing activities			$(60,012)			$(85,481)

Net cash provided by financing activities			$37,798			$7,177

(1)	In accordance with accounting principles generally accepted in the United States.

(2)	Consolidated segment operating income.

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Pro Forma Statements of Operations

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30, 2003			Nine Months Ended September 30, 2004
	As Reported (1)	Adjustments	Pro Forma	As Reported (1)	Adjustments	Pro Forma
Net sales	$3,317,927	$—	$3,317,927	$4,380,165	$—	$4,380,165
Cost of sales	2,487,596	—	2,487,596	3,322,634	—	3,322,634

Gross profit	830,331	—	830,331	1,057,531	—	1,057,531
Operating expenses:
Fulfillment	318,217	—	318,217	385,943	—	385,943
Marketing	82,496	—	82,496	99,822	—	99,822
Technology and content	155,998	—	155,998	178,374	—	178,374
General and administrative	65,318	—	65,318	80,523	—	80,523
Stock-based compensation	72,712	(72,712)	—	38,073	(38,073)	—
Other operating expense (income)	2,611	(2,611)	—	(3,187)	3,187	—

Total operating expenses	697,352	(75,323)	622,029	779,548	(34,886)	744,662

Income from operations	132,979	75,323	208,302 (2)	277,983	34,886	312,869 (2)
Interest income	16,625	—	16,625	18,419	—	18,419
Interest expense	(100,680)	—	(100,680)	(80,093)	—	(80,093)
Other income (expense), net	6,796	—	6,796	(5,767)	—	(5,767)
Remeasurements and other	(93,592)	93,592	—	31,221	(31,221)	—

Total non-operating expense, net	(170,851)	93,592	(77,259)	(36,220)	(31,221)	(67,441)

Net income (loss)	$(37,872)	$168,915	$131,043	$241,763	$3,665	$245,428

Basic earnings (loss) per share	$(0.10)	$0.43	$0.33	$0.60	$0.01	$0.61

Diluted earnings (loss) per share	$(0.10)	$0.41	$0.31	$0.57	$0.01	$0.58

Weighted average shares used in computation of earnings (loss) per share:
Basic	393,477		393,477	405,153		405,153

Diluted	393,477		418,359	423,924		423,924

Net cash provided by (used in) operating activities			$(88,941)			$8,993
Purchases of fixed assets, including internal-use software and website development			(28,727)			(52,378)

Free cash flow			$(117,668)			$(43,385)

Net cash provided by (used in) investing activities			$143,162			$(252,194)

Net cash used in financing activities			$(154,744)			$(114,224)

(1)	In accordance with accounting principles generally accepted in the United States.

(2)	Consolidated segment operating income.

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Segment Information

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
North America
Net sales	$709,271	$816,088	$2,116,506	$2,455,061
Cost of sales	508,150	592,747	1,538,496	1,786,133

Gross profit	201,121	223,341	578,010	668,928
Direct segment operating expenses	138,606	165,901	409,236	470,058

Segment operating income	62,515	57,440	168,774	198,870
International
Net sales	425,185	646,387	1,201,421	1,925,104
Cost of sales	340,485	514,077	949,100	1,536,501

Gross profit	84,700	132,310	252,321	388,603
Direct segment operating expenses	73,562	94,697	212,793	274,604

Segment operating income	11,138	37,613	39,528	113,999
Consolidated
Net sales	1,134,456	1,462,475	3,317,927	4,380,165
Cost of sales	848,635	1,106,824	2,487,596	3,322,634

Gross profit	285,821	355,651	830,331	1,057,531
Direct segment operating expenses	212,168	260,598	622,029	744,662

Segment operating income	73,653	95,053	208,302	312,869
Stock-based compensation	20,936	9,274	72,712	38,073
Other operating expense (income)	786	4,505	2,611	(3,187)

Income from operations	51,931	81,274	132,979	277,983
Total non-operating expense, net	(36,368)	(27,127)	(170,851)	(36,220)

Net income (loss)	$15,563	$54,147	$(37,872)	$241,763

Segment Highlights:
Y/Y net sales growth:
North America	21%	15%	18%	16%
International	61	52	69	60
Consolidated	33	29	32	32
Y/Y gross profit growth:
North America	30%	11%	16%	16%
International	38	56	59	54
Consolidated	32	24	26	27
Y/Y segment operating income growth:
North America	137%	(8%)	73%	18%
International	872	238	N/A	188
Consolidated	168	29	167	50
Net sales mix:
North America	63%	56%	64%	56%
International	37	44	36	44

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Supplemental Net Sales Information

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
North America
Media	$502,271	$563,595	$1,518,581	$1,704,084
Electronics and other general merchandise	180,418	228,626	526,002	678,864
Other	26,582	23,867	71,923	72,113

	709,271	816,088	2,116,506	2,455,061
International
Media	374,989	530,314	1,096,735	1,601,900
Electronics and other general merchandise	49,804	115,615	103,756	321,563
Other	392	458	930	1,641

	425,185	646,387	1,201,421	1,925,104
Consolidated
Media	877,260	1,093,909	2,615,316	3,305,984
Electronics and other general merchandise	230,222	344,241	629,758	1,000,427
Other	26,974	24,325	72,853	73,754

	$1,134,456	$1,462,475	$3,317,927	$4,380,165

Y/Y Net Sales Growth:
North America:
Media	15%	12%	13%	12%
Electronics and other general merchandise	35	27	34	29
Other	49	(10)	26	0
International:
Media	50%	41%	63%	46%
Electronics and other general merchandise	259	132	197	210
Other	(31)	17	(41)	76
Consolidated:
Media	28%	25%	30%	26%
Electronics and other general merchandise	56	50	48	59
Other	46	(10)	24	1
Consolidated Net Sales Mix:
Media	77%	75%	79%	75%
Electronics and other general merchandise	20	24	19	23
Other	2	2	2	2

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	September 30, 2003	December 31, 2003	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$666,418	$1,102,273	$745,608
Marketable securities	398,242	292,550	439,092

Cash, cash equivalents, and marketable securities	1,064,660	1,394,823	1,184,700
Inventories	241,667	293,917	357,320
Accounts receivable, net and other current assets	103,873	132,069	150,764

Total current assets	1,410,200	1,820,809	1,692,784
Fixed assets, net	221,459	224,285	226,762
Goodwill	69,121	69,121	137,584
Other assets	48,905	47,818	51,538

Total assets	$1,749,685	$2,162,033	$2,108,668

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$499,189	$819,811	$688,297
Accrued expenses and other current liabilities	236,184	317,730	269,178
Unearned revenue	40,843	37,844	46,144
Interest payable	44,476	73,100	43,952
Current portion of long-term debt and other	6,058	4,216	3,452

Total current liabilities	826,750	1,252,701	1,051,023
Long-term debt and other	2,080,969	1,945,439	1,778,722
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares — 500,000
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000,000
Issued and outstanding shares — 400,422, 403,354, and 407,464	4,004	4,034	4,075
Additional paid-in capital	1,852,308	1,899,398	1,981,659
Deferred stock-based compensation	(3,525)	(2,850)	(2,529)
Accumulated other comprehensive income	36,761	37,739	28,383
Accumulated deficit	(3,047,582)	(2,974,428)	(2,732,665)

Total stockholders’ deficit	(1,158,034)	(1,036,107)	(721,077)

Total liabilities and stockholders’ deficit	$1,749,685	$2,162,033	$2,108,668

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

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AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Y/Y % Change
Cash Flows and Shares
Operating cash flow — trailing twelve months (TTM)	$284	$392	$393	$410	$490	73%
Purchases of fixed assets (including internal-use software and website development) — TTM	$44	$46	$49	$56	$70	57%
Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$239	$346	$344	$354	$420	76%
Common shares and stock-based awards outstanding	433	433	432	434	434	<1%
Common shares outstanding	400	403	405	407	407	2%
Stock-based awards outstanding	33	29	27	27	27	(18%)
Stock-based awards outstanding — % of common shares outstanding	8.1%	7.3%	6.8%	6.7%	6.6%	N/A
Results of Operations
Worldwide (WW) net sales	$1,134	$1,946	$1,530	$1,387	$1,462	29%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	29.8%	29.4%	33.2%	21.9%	23.9%	N/A
WW net sales — TTM	$4,747	$5,264	$5,710	$5,998	$6,326	33%
WW net sales shipped outside the U.S. — TTM % of net sales	40.5%	43.4%	45.7%	47.0%	48.2%	N/A
Gross profit	$286	$427	$361	$341	$356	24%
Gross margin — % of WW net sales	25.2%	21.9%	23.6%	24.6%	24.3%	N/A
Gross profit — TTM	$1,165	$1,257	$1,347	$1,415	$1,484	27%
Gross margin — TTM % of WW net sales	24.6%	23.9%	23.6%	23.6%	23.5%	N/A
Fulfillment costs — % of WW net sales	9.4%	8.2%	8.3%	8.8%	9.3%	N/A
Fulfillment costs — TTM % of WW net sales	9.4%	9.1%	8.8%	8.6%	8.6%	N/A
Consolidated direct segment operating expenses	$212	$274	$244	$240	$261	23%
Consolidated direct segment operating expenses — TTM	$855	$896	$937	$970	$1,019	19%
Consolidated segment operating income	$74	$153	$117	$101	$95	29%
Consolidated segment operating margin — % of WW net sales	6.5%	7.9%	7.6%	7.3%	6.5%	N/A
Consolidated segment operating income — TTM	$310	$361	$411	$444	$466	50%
Consolidated segment operating margin — TTM % of WW net sales	6.5%	6.9%	7.2%	7.4%	7.4%	N/A
GAAP operating income	$52	$138	$110	$86	$81	57%
GAAP operating margin — % of WW net sales	4.6%	7.1%	7.2%	6.2%	5.6%	N/A
GAAP operating income — TTM	$204	$271	$342	$386	$416	104%
GAAP operating margin — TTM% of WW net sales	4.3%	5.1%	6.0%	6.4%	6.6%	N/A
Pro forma net income	$48	$125	$97	$75	$73	52%
Pro forma net income per diluted share	$0.11	$0.29	$0.23	$0.18	$0.17	55%
Pro forma net income — TTM	$206	$256	$313	$345	$370	79%
GAAP net income	$16	$73	$111	$76	$54	248%
GAAP net income per diluted share	$0.04	$0.17	$0.26	$0.18	$0.13	225%
GAAP net income (loss) — TTM	$(35)	$35	$157	$276	$315	N/A
North America segment:
Net sales	$709	$1,142	$847	$792	$816	15%
Net sales — TTM	$3,083	$3,258	$3,401	$3,490	$3,597	17%
Gross profit	$201	$289	$226	$220	$223	11%
Gross margin — % of North American net sales	28.4%	25.3%	26.7%	27.7%	27.4%	N/A
Gross profit — TTM	$821	$867	$906	$935	$958	17%
Gross margin — TTM % of North America net sales	26.6%	26.6%	26.6%	26.8%	26.6%	N/A
Operating income	$63	$114	$76	$66	$57	(8%)
Operating margin — % of North America net sales	8.8%	10.0%	8.9%	8.3%	7.0%	N/A
Operating income — TTM	$251	$283	$307	$318	$313	25%
Operating margin — TTM % of North America net sales	8.1%	8.7%	9.0%	9.1%	8.7%	N/A

Note: The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics

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AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Y/Y % Change
International segment:
Net sales	$425	$804	$684	$595	$646	52%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	50.4%	53.6%	57.9%	38.1%	38.9%	N/A
Net sales — TTM	$1,663	$2,005	$2,310	$2,508	$2,729	64%
Gross profit	$85	$138	$135	$121	$132	56%
Gross margin — % of International net sales	19.9%	17.2%	19.8%	20.4%	20.5%	N/A
Gross profit — TTM	$345	$391	$442	$479	$527	53%
Gross margin — TTM % of International net sales	20.7%	19.5%	19.1%	19.1%	19.3%	N/A
Operating income	$11	$39	$41	$35	$38	238%
Operating margin — % of International net sales	2.6%	4.8%	6.1%	5.9%	5.8%	N/A
Operating income — TTM	$59	$78	$104	$126	$153	158%
Operating margin — TTM % of International net sales	3.6%	3.9%	4.5%	5.0%	5.6%	N/A
Supplemental Worldwide Net Sales:
Media	$877	$1,434	$1,175	$1,037	$1,094	25%
Media — TTM	$3,695	$4,049	$4,351	$4,523	$4,740	28%
Electronics and other general merchandise	$230	$473	$331	$325	$344	50%
Electronics and other general merchandise — TTM	$951	$1,103	$1,244	$1,360	$1,474	55%
Other	$27	$39	$24	$25	$24	(10%)
Other — TTM	$101	$112	$116	$115	$113	11%
Supplemental North America Segment Net Sales:
Media	$502	$751	$599	$542	$564	12%
Media — TTM	$2,167	$2,269	$2,351	$2,394	$2,455	13%
Electronics and other general merchandise	$180	$353	$224	$226	$229	27%
Electronics and other general merchandise — TTM	$816	$879	$935	$983	$1,031	26%
Other	$27	$38	$24	$25	$24	(10%)
Other — TTM	$100	$110	$115	$113	$111	10%
Supplemental International Segment Net Sales:
Media	$375	$683	$576	$496	$530	41%
Media — TTM	$1,527	$1,779	$2,000	$2,129	$2,285	50%
Electronics and other general merchandise	$50	$121	$107	$99	$116	132%
Electronics and other general merchandise — TTM	$135	$225	$309	$377	$442	228%
Other	$0	$0	$0	$1	$0	17%
Other — TTM	$1	$1	$1	$2	$2	48%
Balance Sheet
Cash and marketable securities	$1,065	$1,395	$998	$1,151	$1,185	11%
Inventory, net — ending	$242	$294	$282	$284	$357	48%
Inventory — average inventory % of TTM net sales	4.0%	4.1%	4.1%	4.3%	4.6%	N/A
Inventory turnover, average — TTM	18.9	18.4	18.7	17.9	16.6	(12%)
Fixed assets, net	$221	$224	$217	$216	$227	2%
Accounts payable days — ending	54	50	44	51	57	6%
Other *
Employees (full-time and part-time; excludes contractors & temporary personnel)	7,900	7,800	8,100	8,200	8,800	11%

Note: The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics

*	Includes over 250 employees of Joyo.com.

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AMAZON.COM, INC.

Financial and Operational Highlights

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue, which excludes amounts earned from third-party sellers, was $87 million, up 13% from $77 million.

Cost of Sales

•	Cost of sales consists of the purchase price of consumer products sold by us, inbound and outbound shipping charges to us, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses, such as Toysrus.com and Target.com.

•	Outbound shipping-related costs totaled $128 million, up from $104 million. Net shipping loss was $41 million, up from a net loss of $27 million, resulting primarily from our free-shipping offers. We view free-shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely.

Direct Segment Operating Expense

•	Third quarter direct segment operating expenses as a percentage of net sales were as follows:

	2004	2003
Fulfillment	9.3%	9.4%
Technology and content	4.4%	4.7%
Marketing	2.3%	2.6%
General and administrative	1.8%	2.0%

•	Depreciation was $19 million in third quarter 2004 and $72 million over the trailing twelve months.

Fulfillment

•	Fulfillment costs include those costs incurred in operating and staffing our fulfillment and customer service centers, credit card fees, and bad debt costs, including costs associated with our guarantee for certain third-party seller transactions. Fulfillment costs also include amounts paid to third parties, who assist us in fulfillment and customer service operations.

•	Credit card fees associated with third-party seller transactions are based on the gross purchase price of underlying transactions, and therefore represent a larger percentage of our recorded revenue than credit card fees on our retail sales. Bad debt costs, including costs associated with our guarantee program, are also higher as a percentage of recorded revenue versus our retail sales. Accordingly, fulfillment costs as a percentage of net sales are higher for third-party seller transactions than for our retail sales.

•	Our new fulfillment center in Scotland began fulfilling customer orders in the third quarter and is now fully operational. The center is approximately 300,000 square feet and currently employs over 200 permanent associates.

•	Fulfillment costs decreased as a percentage of sales from the prior year, but increased in absolute dollars due to variable costs corresponding with sales volume, our mix of product sales, credit card fees, and bad debt costs, including costs associated with our guarantee for certain third-party seller transactions. We expect absolute amounts spent in fulfillment to increase over time.

Technology and Content

•	Our spending in technology and content has increased as we are adding computer scientists and software engineers to enhance the customer experience on our websites and those websites powered by us, and improve our process efficiency. Additionally, we continue to invest in several areas of technology, including seller platform, A9.com, web services, and additional development centers. We intend to continue investing in these and other initiatives and expect absolute dollars spent in technology and content to increase over time as we continue to add computer scientists and software engineers to our staff.

•	A significant majority of these costs are incurred in the U.S. and most of them are allocated to our North America segment.

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•	We expense all costs related to the development of internal-use software other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software, generally two years. For the three months ended September 30, 2004 and 2003, we capitalized $12 million and $9 million of internal-use software costs, which was offset by amortization of previously capitalized amounts of $8 million and $6 million.

Marketing

•	Marketing efforts include targeted online marketing channels, such as our Associates and Syndicated Stores programs, portal advertising, e-mail campaigns, sponsored search, and other initiatives. Since our marketing expenses are largely variable, we expect absolute amounts spent in marketing to increase over time. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense. While costs associated with free shipping are not included in marketing expense, we view our free-shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely.

General and Administrative

•	General and Administrative costs increased primarily due to increases in professional fees. We expect absolute dollars spent in general and administrative to increase over time.

Stock-Based Compensation

•	Since October 2002, we have awarded restricted stock units as our primary form of stock-based compensation. Restricted stock units, under fixed accounting, are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of our common stock. Such value is recognized as an expense on an accelerated basis over the corresponding service period. To the extent that restricted stock units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to stock-based compensation.

•	Stock-based awards generally fully vest over service periods of between three and six years.

•	Stock-based compensation was $9 million for the quarter, consisting of $6 million in contra-expense for stock awards under variable accounting, and $15 million for stock awards under fixed accounting plus matching stock contributions under our 401(k) program. Payroll tax expense resulting from exercises of stock-based awards is not classified in “Stock-based compensation,” but is allocated to the corresponding operating expense categories on the statement of operations.

•	We granted 0.7 million stock awards, primarily restricted stock units, during the quarter at a per-share weighted average fair value of $40.12. Year-to-date we have granted 2.7 million stock awards, primarily restricted stock units, at a per-share average fair value of $44.59.

•	At September 30, 2004, there were 27 million stock awards outstanding, consisting of 20 million stock options with a $12.90 weighted average exercise price, 6 million restricted stock units, and 0.5 million shares of restricted stock (included in common stock outstanding).

•	At September 30, 2004, 1.4 million outstanding stock awards, primarily options, were subject to variable accounting. Stock option grants after December 31, 2002, are subject to variable accounting treatment. Variable accounting treatment results in expense or contra-expense recognition using the cumulative expense method, calculated based on the quoted price of our common stock and vesting schedules of underlying awards. For example, since the closing price of our common stock on September 30, 2004, $40.86, was lower than the closing price on June 30, 2004, $54.40, we recorded a contra-expense associated with variable accounting treatment for the third quarter of 2004.

Other Operating Expense (Income)

•	Included in “Other operating expense (income)” are restructuring-related expenses or credits and amortization of other intangibles. Amortization of other intangibles was $0.3 million and $1 million for the three months ended September 30, 2004 and 2003.

•	Our first quarter 2001 operational restructuring plan is complete; however, we may periodically adjust our restructuring-related estimates, such as lease obligations, in the future if necessary.

•	Cash payments resulting from our 2001 operational restructuring were $2 million, compared with $3 million in 2003.

•	We streamlined our organizational structure in France to reduce our operating costs. The severance terms associated with these efforts were finalized in the third quarter, and corresponding costs of $4 million were recorded. We expect payment to occur in the fourth quarter of 2004.

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•	We estimate, based on currently available information, the remaining net cash outflows associated with restructuring-related leases and other commitments will be $5 million in 2004, and $16 million thereafter. Amounts due within twelve months are included within “Accrued expenses and other current liabilities” and the remaining amounts within “Long-term debt and other” on our balance sheet. These amounts are net of anticipated sublease income of $25 million (we have signed sublease agreements for $13 million).

Other Income (Expense), Net

•	Other expense in third quarter 2004 was primarily foreign, state, and other income taxes.

Remeasurements and Other

•	Remeasurements includes foreign-currency losses on remeasurement of 6.875% PEACS from Euros to U.S. Dollars of $17 million, compared with a loss of $12 million.

•	Other includes a $7 million gain from the remeasurement of foreign-currency intercompany balances, which are to be repaid amongst subsidiaries, and a $4 million gain on sales of Euro-denominated investments.

Income Taxes

•	At September 30, 2004, we had net operating loss carryforwards (NOLs) of approximately $2.8 billion, primarily related to U.S. federal taxes. Utilization of NOLs, which begin to expire at various times starting in 2010, may be subject to certain limitations. Approximately $1.0 billion of our NOLs are attributable to continuing operations, and the related tax benefits, if realized, will be credited to results of operations for both financial reporting and tax reporting purposes. The remainder, approximately $1.8 billion, relates to tax deductible stock-based compensation in excess of amounts recognized for financial reporting purposes, and the related tax benefits, if realized, will be credited to stockholders’ equity rather than to results of operations for financial reporting purposes.

Net Income (Loss)

•	We believe that our reported net income for the third quarter 2004 should not be viewed, on its own, as a material positive event and is not necessarily predictive of future results for a variety of reasons. For example, we are unable to forecast the effect on our future reported results of certain items, including the effect that fluctuations in foreign currency rates will have on the remeasurement of our 6.875% PEACS and intercompany balances. The remeasurement of our 6.875% PEACS represented a significant charge during the quarter and may result in significant charges or gains in future periods.

•	Additionally, we are unable to forecast the effect of stock-based compensation, which is based in part on the quoted price of our common stock in accordance with variable accounting treatment. In the third quarter of 2004 variable accounting treatment resulted in a credit to our operating results of $6 million due to a decline in price of our common stock. Comparisons to prior year quarter and year-to-date periods show improvement in operating income of $16 million and $46 million resulting from the effects of changing stock prices on variable accounting treatment. Variable accounting has resulted in significant expense and contra-expense in past periods and will continue to be unpredictable going forward.

Foreign Exchange

•	As our financial reporting currency is the U.S. Dollar, our total sales, profit, and operating and free cash flow have benefited significantly the past nine quarters from weakness in the U.S. Dollar in comparison to the currencies of our international websites. We believe it is important to evaluate our growth rates after the effect of currency changes.

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The effect of changes in exchange rates in the third quarter is as follows (in millions):

Effect of exchange rate on:	2004	2003
Net sales	$57	$29
Gross profit	12	6
Operating expenses	(7)	(5)
Operating income	4	1
Net interest expense and other	(1)	(2)
Remeasurements and other (1)	(6)	(12)
Net income (loss)	(3)	(13)
Diluted earnings (loss) per diluted share	$(0.01)	$(0.03)

(1)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances, and realized currency-related gains associated with sales of Euro-denominated investments held by a U.S. functional-currency subsidiary.

These amounts represent the impact on reported results that is due to year-over-year changes in exchange rates. Absent year-over-year changes in exchange rates, reported amounts would have been lower (higher) by these amounts.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital. Working capital at any specific point in time is subject to many variables, including world events, seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms, and fluctuations in foreign exchange rates.

•	Our cash, cash equivalents, and marketable securities of $1.18 billion, at fair value, primarily consist of cash, commercial paper and short-term securities, U.S. Treasury notes and bonds, asset-backed, and agency securities and certificates of deposit. Included is amounts held in foreign currencies of $693 million, primarily in Euros, British Pounds, and Yen.

•	We have pledged $76 million of our marketable securities as collateral for property leases and other contractual obligations, compared with $87 million as of December 31, 2003.

•	On September 7, 2004 we acquired all outstanding shares of Joyo.com Limited, a British Virgin Islands Company, which operates the Joyo.com website in cooperation with Chinese subsidiaries and affiliates. The Joyo.com website is the largest online retailer of books, music, and videos in China, and is Amazon.com’s seventh global website. Results of operations for Joyo.com have been included in our consolidated results from the date of acquisition forward. Results were not significant in the third quarter, and are not expected to be significant in the fourth quarter. The purchase price was $74 million, composed of $72 million in cash, the assumption of employee stock options, and transaction-related costs. We recorded $68 million in goodwill related to the acquisition.

•	“Other assets” includes, among other things, deferred issuance costs on long-term debt, other equity investments, and intangibles.

•	“Unearned revenue” is recorded when payments are received from third parties in advance of our providing the associated service.

•	“Accrued expenses and other current liabilities” includes, among other things, liabilities for gift certificates, marketing activities, and workforce costs, including accrued payroll, vacation, and other benefits.

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•	“Long-term debt and other” primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)(2)	4.750%	February 2009
PEACS (3)	858	(4)	6.875%	February 2010

	$1,758	(5)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 102.375% of the principal, which decreases every February by 47.5 basis points until maturity, plus any accrued and unpaid interest.

(2)	During the previous twelve-month period we redeemed an aggregate principal amount of $350 million: $150 million in February 2004 and $200 million in November 2003.

(3)	PrEmium Adjustable Convertible Securities.

(4)	€690 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($105.56 per share based on the exchange rate as of September 30, 2004). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. Dollar equivalent principal, interest, and conversion price fluctuates based on the Euro/U.S. Dollar exchange ratio. Due to fluctuations in this exchange ratio, our principal debt obligation since issuance in February 2000 has increased by $178 million as of September 30, 2004.

(5)	The “if converted” number of shares associated with our convertible debt instruments (approximately 20 million total shares) are excluded from diluted shares as their effect is anti-dilutive.

Certain Definitions and Other

•	We present segment information along two lines: North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expenses (income), each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) through www.amazon.com and www.amazon.ca; from North America focused Syndicated Stores, such as www.cdnow.com; from our mail-order tool catalog; and from non-retail activities such as North America focused Merchant.com, marketing, and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) through www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and, since September 7, 2004, www.joyo.com; from internationally focused Syndicated Stores; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: “Media,” “Electronics and other general merchandise,” and “Other.” Media consists of amounts earned from retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games, and video game consoles. Electronics and other general merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, toys and baby, tools, home and garden, apparel, sports and outdoors, gourmet food, jewelry, health and personal care, beauty, and musical instruments. The Other category consists of non-retail activities, such as the Merchant.com program and miscellaneous marketing and promotional activities.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Inventory turnover is the quotient of trailing-twelve-months cost of sales to average inventory. Accounts payable days is calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period.

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•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@ and Syndicated Stores programs, but exclude Joyo.com customers, Merchant.com program customers, Amazon.com Payments customers, our catalog customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. A customer is considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon’s Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Merchant.com sellers. A seller is considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music, and DVD/video items ordered from Amazon.com’s store at www.target.com. Units do not include Joyo.com units sold or Amazon.com gift certificates.

Contacts:

Amazon.com Investor Relations Tim Stone, 206/266-2171, ir@amazon.com www.amazon.com/ir	Amazon.com Public Relations Patty Smith, 206/266-7180

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